Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-01047) pertaining to the Individual Account Retirement Plan of Park-Ohio Industries, Inc. and its Subsidiaries of our report dated June 27, 2007, with respect to the financial statements and schedule of the Individual Account Retirement Plan of Park-Ohio Industries, Inc. and its Subsidiaries included in this Annual Report (Form 11-K) for the year ended December 31, 2006.

/S/ Ernst & Young LLP
Cleveland, Ohio
June 27, 2007